Exhibit 10.5

Confidential Treatment

SIXTH AMENDMENT

TO

STANDARD MANUFACTURING AGREEMENT

BETWEEN

TERADYNE, INC.

AND

FLEXTRONICS CORPORATION

THIS SIXTH AMENDMENT (this “Amendment”) is made as of July 27, 2009 (the “Effective Date”) by and between Teradyne, Inc., a Massachusetts corporation having a place of business at 600 Riverpark Drive, North Reading, Massachusetts 01864, (“Customer”), and Flextronics Corporation, a Delaware corporation having a place of business at 305 Interlocken Parkway, Broomfield, CO 80021 (“Supplier”).

W I T N E S S E T H:

WHEREAS, Customer and Solectron Corporation entered into a Standard Manufacturing Agreement on November 24, 2003, as amended by the Amendment 1 to Standard Manufacturing Agreement dated January 18, 2007 and the Second Amendment to Standard Manufacturing Agreement dated August 27, 2007 (collectively, the Master Agreement”) under which Supplier manufactures and sells to Customer certain board assemblies and provides other products and services, more specifically described in the Master Agreement; and

WHEREAS, on October 1, 2007, Solectron Corporation was acquired by Flextronics International Ltd. and by operation of the merger agreement Flextronics Corporation (“Flextronics”) became a party to the Master Agreement with all of the rights, privileges, duties and obligations of Solectron Corporation thereunder; and

WHEREAS, Customer and Supplier entered into the Third Amendment to the Master Agreement dated March 27, 2008; and

WHEREAS, Customer and Supplier entered into the Fourth Amendment to the Master Agreement dated December 18, 2008; and

WHEREAS, Customer and Supplier have since agreed to rescind the Fourth Amendment; and

WHEREAS, Customer and Supplier desire to further amend the Master Agreement to provide for the treatment of certain high value inventory items purchased by Supplier and adjustments pursuant to an agreed return on invested capital formula as set forth below; and

WHEREAS, all capitalized terms not defined herein shall have the meanings ascribed to them in the Master Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0	Treatment of High Value Material

1.1	For purposes of this Amendment, “High Value Material” shall mean those certain parts, assemblies and other materials whose sourcing is primarily directed and controlled by Customer and that are listed by part number on the attached Exhibit A.

1.2	Customer and Supplier shall establish and maintain a running account of material qualifying as High Value Material that has been purchased by Supplier in compliance with the terms of the Master Agreement and the weekly Forecasts provided by Customer to Supplier (the “High Value Material Account”). The High Value Material Account shall be maintained and administered as follows:

1.2.1 Supplier shall provide to Customer a weekly report of material qualifying as High Value Material, such report to contain part numbers, beginning and ending balances of quantities and associated values for all qualifying materials, and quantities and values of quantities that have been acquired or consumed in the manufacturing process by Supplier in the preceding seven (7) days (the “High Value Material Report”).

1.2.2 Subject to confirmation by Customer that such High Value Material was properly acquired by Supplier per the weekly Forecast provided by Customer to Supplier and the terms of the Master Agreement, Customer shall make an advance payment to Supplier for the agreed cost of such High Value Material. The agreed cost shall be determined per the parts detail sheet from the Final Configuration and Test cost review file.

1.2.3 The advance payment by Customer for material qualifying as High Value Material shall be effected via the issuance by Supplier to Customer of an electronic debit memorandum that Customer shall pay via wire transfer within 45 days of the receipt of such debit memorandum.

1.2.4 In the event that the balance of the High Value Material Account decreases from the prior week’s balance (i.e. the value of High Value Material sold to Teradyne and consumed in the manufacturing of product by Supplier for Customer exceeds the value of High Value Material acquired by Supplier per the Customer’s Forecast), Supplier shall refund to Customer such pre-paid amounts or issue a credit in favor of Customer to the High Value Material Account. The refund of pre-paid amounts by Supplier to Customer shall be effected via the issuance of an electronic credit memorandum and the wire transfer to Customer of a corresponding amount of funds within 45 days of the receipt of the credit memorandum or the issuance by Supplier of a credit in favor of Customer to the High Value Material Account.

1.3	Title and risk of loss to all High Value Materials inventory as to which advance payment is made by Customer shall remain with Supplier, subject to the provisions of Section 1.4 below.

1.4	At the election of Customer in its sole discretion, the High Value Material Account balance may be settled at any time via the transfer of all of Supplier’s right, title and interest in and to such pre-paid inventory to Customer. Such transfer of title shall be free and clear of all liens and encumbrances. The materials shall be delivered FCA Suzhou (i.e. cleared for export at the customs bonded area of the Suzhou Industrial Park) (Incoterms 2010). All right, title and interest in such materials shall transfer to Customer when the materials are cleared for export and made available to Customer’s nominated agent at the Suzhou Industrial Park. All costs of shipping, insurance and freight and customs duties, costs, taxes, premiums, and other expenses relating to transportation and delivery from Supplier’s facility shall be at Customer’s expense. Customer shall be responsible to provide insurance on the materials while in transit. Supplier shall prepare documents for export at Customer’s expense.

2.0	Return on Invested Capital (“ROIC”)

2.1	In exchange for the grant of rights to Customer in and to certain inventory held at Supplier’s Suzhou, China facility (as described below), and in recognition of the volatility of the electronics manufacturing market, the Supplier and the Customer will review the rate of return with respect to certain of the Supplier’s investments in the electromechanical manufacture and assembly (“EM”) and final configuration and test (“FCT”) segments of its business operations, both of which are specific to the performance of services for Customer. The means by which the parties agree to satisfy this joint objective is referred to herein as Return on Invested Capital or “ROIC.”

2.2	To ensure that Supplier realizes a mutually agreed upon reasonable ROIC with respect to its invested capital in the aggregate of its EM and FCT business segments, Customer agrees to make periodic inventory pre-payments or operating profit payments to Supplier. Payments shall be in accordance with the ROIC process per the established practice of the parties (the “ROIC Process”). ROIC payments shall be made via the issuance of a debit memorandum by Supplier indicating the amount to be advanced and issued in conformity with the ROIC Process. In the event that Supplier’s ROIC with respect to its invested capital in the aggregate of its EM and FCT business segments exceeds the maximum percent permitted by the ROIC Process, Supplier agrees to issue a credit memorandum or make a cash refund to Customer on a quarterly basis in accordance with the ROIC Process.

2.3	The mutual debits and credits that the parties anticipate will occur in connection with the administration and implementation of the ROIC formula will be represented by a pre-paid inventory account (the “Pre-Paid Inventory Account”) to be established and maintained by Supplier, subject to verification by Customer. The account balance shall be adjusted on a quarterly basis to reflect the mutual debit/credit activity per the application of the ROIC formula. All debit/credit memoranda issued with respect to the Pre-Paid Inventory Account shall be funded by wire transfer within [15] days of the date of issue.

2.4	Title and risk of loss to all inventory represented by the Pre-Paid Inventory Account and as to which advance payment is made by Customer shall remain with Supplier, subject to the provisions of Section 2.5 below.

2.5	At the election of Customer in its sole discretion, the Pre-Paid Inventory Account balance may be settled at any time via the transfer of all of Supplier’s right, title and interest in and to such pre-paid inventory to Customer. Such transfer of title shall be free and clear of all liens and encumbrances. The materials shall be delivered FCA Suzhou (i.e. cleared for export at the customs bonded area of the Suzhou Industrial Park) (Incoterms 2000). All right, title and interest in such pre-paid inventory shall transfer to Customer when the materials are cleared for export and made available to Customer’s nominated agent at the Suzhou Industrial Park. All costs of shipping, insurance and freight and customs duties, costs, taxes, premiums, and other expenses relating to transportation and delivery from Supplier’s facility shall be at Customer’s expense. Customer shall be responsible to provide insurance on the materials while in transit. Supplier shall prepare documents for export at Customer’s expense.

3.0	Effect of Amendment. Except as expressly modified by the terms of this Amendment, all terms and conditions of the Master Agreement and the prior amendments thereto shall remain in full force and effect. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Amendment and those of the Master Agreement or the prior amendments thereto, the provisions of this Amendment shall be controlling with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by their duly authorized representatives as of the Effective Date.

FLEXTRONICS CORPORATION		TERADYNE INC.

By:		By:

Printed:	E.C. Sykes	Printed:	JIM FEDERICO

Title:	President	Title:	VICE PRESIDENT

Date:	27-July-09	Date:	28-July-09

EXHIBIT A

HIGH VALUE MATERIAL

[    ]*

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.